Contact:	Patrick Johnson, President & CEO
(714) 241-4411

For Immediate Release	Jim White, Investor Relations
Kehoe, White & Co., Inc.
(562) 437-0655

PRO-DEX, INC. ANNOUNCES IMPROVED FOURTH QUARTER AND FISCAL 2003 YEAR END FINANCIAL RESULTS

SALES INCREASE 14%; EARNINGS INCREASE $0.20 FOR THE YEAR

SANTA ANA, CA, September 23, 2003 - PRO-DEX, INC. (NASDAQ: PDEX) today announced financial results for the quarter and fiscal year ending June 30, 2003.  The Company reported net income for the three months ended June 30, 2003 of $112,000 or $0.01 per share on a basic and $0.01 per share on a diluted basis, as compared to a net (loss) of ($712,000) or ($0.08) per share on a basic and ($0.08) per share on a diluted basis, for the three months ended June 30, 2002.  Consolidated net sales increased 23% or $627,000 for the three months ended June 30, 2003, compared to the three months ended June 30, 2002. This represents the Company's seventh consecutive quarter of increased sales.

For the fiscal year ended June 30, 2003, the Company reported net income of $133,000 or $0.02 per share on a basic and $0.01 per share on a diluted basis, as compared to a net (loss) of ($1,566,000) or ($0.18) per share on a basic and ($0.18) per share on a diluted basis, for the year ended June 30, 2002.  Consolidated net sales increased 14% or $1,464,000 for the year ended June 30, 2003, compared to the year ended June 30, 2002, due to increased sales at both of the Company's wholly-owned subsidiaries, Micro Motors, Inc. and Oregon Micro Systems.

Commenting on the Company's financial performance, Pro-Dex's President and CEO, Patrick Johnson said, "We're very proud to announce that the fourth quarter and the fiscal year were additional steps forward in improving the financial performance of the Company.  We made incremental progress every quarter this past fiscal year, increasing our top line sales and our bottom line profitability.  More importantly, the Company was well positioned as we exited the year to continue the trend of improved financial performance.  Our new order bookings for the fourth quarter were $4,426,000, generating a near record high backlog and future orders of $5,500,000, up from $2,800,000 the previous year.  In addition, our new order bookings have remained strong at nearly $2,500,000 for the first two months of the new fiscal year, indicating that our core business is growing as a direct result of recent product development efforts."

At Micro Motors, sales increased 12%, for the year due to continued increased sales volume of medical product shipments.  As a percentage of total sales, medical products grew 131% over the prior year.  In addition, 30% of Micro Motors' sales came from new products developed in the last fiscal year and 45% came from new products developed in the last two fiscal years.  "I think the composition of Micro's sales last year is a clear indication that our business model of developing proprietary rotary drive systems for major healthcare customers is paying off," stated Mr. Johnson.  "We've chartered our Product Development group with the primary task of creating exclusive and long-term revenue streams for our manufacturing group.  This has produced incremental sales growth throughout the year and as we manufacture subsequent runs of these products, we will be looking for increased gross profitability through increased operational efficiencies," reported Mr. Johnson.

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Revenue at Oregon Micro Systems (OMS) increased 21% for the year ended June 30, 2003 compared to the previous year.  "While we haven't seen a major recovery from the semi-conductor industry, our customers in that industry are starting to replenish their inventory of our products, indicating that the inventory glut of the past two years has burnt off," observed Mr. Johnson.  "OMS had strong bookings in the fourth quarter, which continued into the beginning of this fiscal year with the receipt of a blanket order from a leading manufacturer of semi-conductor manufacturing equipment for $500,000.  We also spent the year investigating opportunities for OMS outside the semi-conductor industry, including working on development and manufacturing projects with Micro Motors."  The Company previously announced that the production of the Healozone, a revolutionary product developed by Micro Motors that treats dental cavities with the concentrated delivery of ozone gas, is being completed in OMS' manufacturing facilities.

The Company's consolidated gross profit for the three months ended June 30, 2003 increased 118% or $719,000 compared to the same three months in the previous year.  For the year ended June 30, 2003, consolidated gross profit increased $815,000 or 20% due to increased sales at both operating subsidiaries and higher margins at OMS. Gross profit as a percentage of sales increased to 41% for the year ended June 30, 2003 compared to 39% for the year ended June 30, 2002 despite the elevated costs associated with the first production runs for new products at Micro Motors.

Selling, general, and administrative expenses decreased to $4,609,000 for the year ended June 30, 2003 from $6,235,000 for the year ended June 30, 2002, a decline of 26%.  The decrease is due primarily to reduced corporate costs of nearly $1,000,000 and a reduction of operating expenses at OMS.  Mr. Johnson stated, "We projected that we would be able to reduce our corporate operating expenses by nearly a million dollars and it's encouraging to report that we accomplished those goals, despite the increased costs associated with recent changes in corporate governance and regulatory compliance.  We also increased our selling expenses at both Micro Motors and OMS in an effort to grow sales, which makes the 26% reduction in total expenses that much more impressive."

For the year ended June 30, 2003, the Company generated $503,000 in positive cash flow from operating activities compared to ($1,757,000) in negative cash flow generated for the year ended June 30, 2002.   During the fiscal year, the Company used this surplus cash flow to reduce outstanding liabilities and to increase manufacturing capability through the purchase of new equipment.  These activities served to further strengthen the Company's Balance Sheet as well as increase the operational strength of the Company.

Commenting on the Company's on-going operations, Mr. Johnson noted, "I think last year's financial performance is proof positive of a solid turn-around at Pro-Dex and we accomplished those results not by making short-term cuts, but by focusing on the fundamentals of the business while crafting a long-term growth strategy for the entire company."   Addressing the Company's near term prospects, Mr. Johnson said, "The new fiscal year is already off to a tremendous start and we plan to build on the momentum that we created with last year's improved performance.  With our current improving backlog and a continued strong bookings rate, I believe our shareholders should be pleased with our fiscal 2004 operating performance."

Investors and all others are invited to listen to a conference call discussing the fourth quarter and year end results and fiscal 2004 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at www.pro-dex.com.  An online replay will be available for 30 days.  Additionally, a 48-hour telephone replay will be accessible by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers; conference ID# 2801254.

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Pro-Dex, Inc., is a California-based holding company with the following wholly-owned operating subsidiaries: Micro Motors, Inc., located in Santa Ana, California, manufactures miniature electric, pneumatic and battery powered rotary drive systems for use in the high tech medical, dental and industrial industries; and Oregon Micro Systems, Inc., located in Beaverton, Oregon, manufactures motion control products used in factory automation and the semiconductor industries.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended June 30, 2003 and 2002

	2003	2002

Net sales	$ 11,990,000	$ 10,526,000

Cost of sales (includes rent paid to a director of $62,000 in 2002)	7,075,000	6,426,000
Gross profit	4,915,000	4,100,000

Operating expenses:
Selling	710,000	551,000
General and administrative expenses	2,410,000	3,650,000
Research and development costs	1,457,000	1,545,000
Amortization	32,000	489,000
Total operating expenses	4,609,000	6,235,000

Income (loss) from operations	306,000	(2,135,000)

Other income (expense):
Other income, net	36,000	36,000
Interest (expense)	(87,000)	(117,000)
Loss on disposal of equipment and leasehold improvements	-	(159,000)
Total	(51,000)	(240,000)

Income (loss) from continuing operations before provision for
income taxes (credits)	255,000	(2,375,000)

Provision for income taxes (credits)	122,000	(1,210,000)
Income (Loss) from continuing operations	133,000	(1,165,000)
(Loss) on disposal of discontinued operations net of
(tax credits) of ($267,000)	-	(401,000)
Net Income (loss)	$ 133,000	$ (1,566,000)

Net Income (loss) per share from continuing operations:
Basic	$ 0.02	$ (0.13)
Diluted	$ 0.01	$ (0.13)
Net Income (loss) per share from discontinued operations:
Basic	$ -	$ (0.05)
Diluted	$ -	$ (0.05)
Net Income (loss) per share:
Basic	$ 0.02	$ (0.18)
Diluted	$ 0.01	$ (0.18)

Weighted average shares outstanding - basic	8,743,575	8,787,300
Weighted average shares outstanding - diluted	9,040,893	8,787,300

PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$ 795,000
Accounts receivable, net of allowance for doubtful accounts
of $30,000	1,620,000
Inventories, net	2,835,000
Prepaid expenses	81,000
Deferred taxes	770,000
Total current assets	6,101,000

Equipment and leasehold improvements, net	1,040,000

Other assets:
Other	20,000
Deferred taxes	833,000
Goodwill	1,110,000
Total other assets	1,963,000
Total assets	$ 9,104,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt to shareholder	$ 65,000
Credit line payable	432,000
Accounts payable	642,000
Accrued expenses	349,000
Income taxes payable	29,000
Total current liabilities	1,517,000

Long-term debt to a shareholder, net of current portion	145,000

Total liabilities	1,662,000

Commitments and contingencies
Shareholders' equity:
Series A convertible preferred shares; no par value; liquidation preference of
$3.60 per share; 10,000,000 shares authorized; 78,129 shares issued and outstanding	283,000

Common shares; no par value; 50,000,000 shares authorized; 8,711,600 shares issued
and outstanding,	14,999,000
Accumulated deficit	(7,789,000)
7,493,000

Receivable for stock purchase	(51,000)

Total shareholders' equity	7,442,000

Total liabilities and shareholders' equity	$ 9,104,000

PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2003 and 2002

	2003	2002

Cash Flows from Operating Activities:
Net Income (loss)	$ 133,000	$ (1,566,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	375,000	865,000
(Gain) loss on disposal of discontinued operations	-	401,000
Loss on sale of real estate available for sale	-	37,000
Loss on disposal of equipment and leasehold improvements	-	159,000
Impairment of intangible assets	-	154,000
(Recovery) Provision for doubtful accounts	4,000	(18,000)
Non-cash compensation	35,000	38,000
Deferred taxes	177,000	(902,000)
Changes in:
(Increase) in accounts receivable	(4,000)	(216,000)
Decrease in inventories	89,000	83,000
Decrease in prepaid expenses	3,000	12,000
Decrease in other assets	17,000	75,000
(Decrease) in accounts payable and accrued expense	(584,000)	(549,000)
(Increase) decrease in income taxes receivable	330,000	(330,000)
(Decrease) in income taxes payable	(72,000)	-

Net Cash provided by (used in) Operating Activities	503,000	(1,757,000)

Cash Flows From Investing Activities:
Proceeds from sale of discontinued operations	790,000	875,000
Proceeds from sale of real estate available for sale	-	434,000
Proceeds from sale of equipment	6,000	-
Payments related to sale from discontinued operations	-	(168,000)
Purchases of equipment and leasehold improvements	(364,000)	(296,000)

Net Cash provided by Investing Activities	432,000	845,000

Cash Flows from Financing Activities:
Principal payments on long-term borrowings	(126,000)	(188,000)
Net borrowings (payments) on line of credit	(206,000)	638,000
Common stock repurchases	(44,000)	-

Net Cash provided by (used in) Financing Activities	(376,000)	450,000

Net Increase (decrease) in Cash and Cash Equivalents	559,000	(462,000)
Cash and Cash Equivalents, beginning of period	236,000	698,000

Cash and Cash Equivalents, end of period	$ 795,000	$ 236,000

Supplemental Information

Cash payments for interest	110,000	117,000

Cash payments (refunds) for income taxes	(313,000)	387,000